EXHIBIT 10.1

CONTRIBUTION AGREEMENT

Between

TALON OP, L.P.

And

BREN ROAD, L.L.C.

MINNEAPOLIS MART,

10301 Bren Road West, Minnetonka, MN

Dated as of May 29, 2014

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED.  THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY.  FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR ADEQUACY OF THIS DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISK OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT is made and entered into as of this May 29, 2014 (the “Contract Date”), by and between BREN ROAD, L.L.C., a Delaware limited liability company (“Contributor”), and TALON OP, L.P., a Minnesota limited partnership (“Acquiror”).

1.

CONTRIBUTION.  Contributor agrees, for the Contribution Consideration (as defined below) and on the terms and conditions set forth in this Agreement, to contribute and convey to Acquiror, and Acquiror agrees to accept and assume from Contributor, all of Contributor’s right, title and interest in the Project (as defined below), which Project includes those certain buildings (the “Buildings”), identified on Exhibit A.  The Buildings are leased by Contributor to Tenants (as defined below) for office and showroom purposes.  Each of the Buildings is commonly known by the respective street address in the cities, counties and states described on Exhibit A.  For purposes of this Agreement the term, “Project” shall be deemed to mean, collectively:  (i) all of the parcels of land identified on Exhibit A as being contributed by Contributor, as such land is described on Exhibit B (collectively, the “Land”), together with all rights, easements and interests appurtenant thereto, including, but not limited to, any streets or other public ways adjacent to said Land and any water or mineral rights owned by, or leased to, Contributor; (ii) all improvements located on the Land, including, but not limited to, the Buildings, and all other structures, systems, and utilities associated with, and utilized by, Contributor in the ownership and operation of the Buildings (all such improvements being collectively referred to herein as the “Improvements”); (iii) all personal property owned by Contributor and either (A) located on or in the Land or Improvements, or (B) used in connection with the operation and maintenance of the Project, excluding personal property owned by Tenants (collectively, the “Personal Property”), including, without limitation, all fixtures and other built-in improvements and equipment necessary to operate the Project and all (if any) personal property listed on Exhibit C; (iv) all building materials, supplies, hardware, carpeting and other inventory owned by Contributor and maintained in connection with Contributor’s ownership and operation of the Land and/or Improvements and not owned by Tenants (collectively, the “Inventory”); (v) all trademarks, tradenames, development rights and entitlements and other intangible property used or useful in connection with the foregoing (collectively, the “Intangible Personal Property”); and (vi) Contributor’s interest in all leases and other agreements (including, without limitation, (a) all showroom leases, and (b) any amendment or other modification of a lease) to occupy, or concerning the occupancy of, all or any portion of the Land and/or Improvements in effect on the Contract Date or into which Contributor enters prior to Closing (as defined below) (collectively, the “Leases”).

2.

CONTRIBUTION CONSIDERATION; UNITS; TAX MATTERS.

2.1.

General.  The sole general partner of Acquiror is Talon Real Estate Holding Corp., a Utah corporation (“Talon Holding”).  Talon Holding is a publicly-traded real estate holding corporation, but is not a real estate investment trust.  Acquiror may also, in its sole and absolute discretion, direct Contributor to convey the Project to one or more Affiliates (as defined below) of Talon Holding or the Acquiror, and hereby directs Contributor to convey the Project to Talon Bren Road, LLC (“Subsidiary”), which entity is wholly-owned by Acquiror.

2.2.

Contribution Consideration. The consideration to be paid to Contributor by the Acquiror for the Project (the “Contribution Consideration”) shall have an aggregate value of Eighteen Million and No/100 Dollars ($18,000,000.00), consisting of: (i) the assumption by Subsidiary of the Assumed Indebtedness under the First Mortgage Loan Documents (as defined Section 4.1); and (ii) that number of LP Units (as defined below) having an aggregate value, calculated as provided in Section 2.3.3 below, equal to (the “Total LP Unit Amount”):  (A) the Contribution Consideration minus (B) the total amount of the Assumed Indebtedness (as defined in Section 11.1.18), subject to the next succeeding sentence; minus (C) any prorations described in Section 12 (“Prorations”) and credited, as of the Closing Date (as defined below) to Acquiror or Subsidiary, as applicable; plus (E) any Prorations credited, as of the Closing Date, to Contributor; minus (F) any other adjustments described in this Agreement (“Adjustments”) occurring on or prior to the Closing Date in favor of Acquiror or Subsidiary, as applicable; and plus (G) any Adjustments occurring on or prior to the Closing Date in favor of the Contributor, including without limitation, cash to reimburse Contributor for certain closing and financing costs as reflected on the final approved closing statement for the transaction.  If the above-described calculation of Contribution Consideration would result in a fractional number of LP Units to be delivered to Contributor, the Acquiror shall round that fraction down to the nearest whole number of LP Units.  The Project is to be contributed to the Acquiror and conveyed to Subsidiary subject to the Assumed Indebtedness, which will be assumed by the Subsidiary simultaneously with the occurrence of the Closing.  Provided that all conditions precedent to Acquiror’s or Subsidiary’s, as applicable obligations to close as set forth in this Agreement (collectively, “Acquiror’s Conditions Precedent”) have been satisfied and fulfilled, or waived in writing by Acquiror or Subsidiary, as applicable, the Contribution Consideration shall be given and paid to Contributor at Closing pursuant to Section 2.3 below.

2.3.

Units.

2.3.1.

The Total LP Unit Amount shall be paid by the Acquiror’s delivery of Partnership Units (as that term is defined in the Partnership Agreement, as defined below) in the Acquiror (the “LP Units”).  The Total LP Unit Amount and the allocation thereof shall be set forth in the LP Unit Schedule (as defined below).  The LP Units shall be redeemable for shares of common stock of Talon Holding (“Stock”) or cash (or a combination thereof) in accordance with the redemption procedures described in the Partnership Agreement.  Contributor acknowledges that the LP Units are certificated and that, therefore, the issuance of the LP Units shall be evidenced by updating the Acquiror’s LP Unit register, which shall be completed at Closing (the “Amendment”).

2.3.2.

The Acquiror will deliver to Contributor, at Closing, the LP Units issued in the name of Contributor.

2.3.3.

For purposes of determining the number of LP Units to be delivered in satisfaction of payment of the Total LP Unit Amount, the Total LP Unit Amount shall be divided by a “Unit Price”, which shall be equal to One and 25/100 Dollars ($1.25).  The LP Unit Schedule shall reflect the Unit Price.

2.3.4.

Contributor has delivered to Acquiror, and has caused its members (“Interest Holders”) to deliver to Acquiror, or to any other party designated by Acquiror, a completed questionnaire and representation letter (in substantially the form set forth in EXHIBIT D, the “Investor Materials”) providing, among other things, information concerning each Contributor’s, each Interest Holder’s and Contributor’s status as an accredited investor (“Accredited Investor”), as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and shall provide or cause to be provided to Acquiror, or to any other party designated by Acquiror, such other information and documentation as may reasonably be requested by Acquiror in furtherance of the issuance of the LP Units as contemplated hereby.  Notwithstanding anything contained in this Agreement to the contrary, in the event that, in the reasonable opinion of Acquiror, based on advice of its securities counsel, (y) the proposed issuance of LP Units hereunder might not qualify for the exemption from the registration requirements of Section 5 of the Securities Act, or (z) the proposed issuance of LP Units hereunder would violate any applicable federal or state securities laws, rules or regulations, or agreements to which Talon or the Acquiror is privy, or any tax related or other legal rules, agreements or constraints applicable to Talon Holding or the Acquiror, Acquiror shall so advise Contributor, in writing (the “Regulatory Violation Notice”).  In the event a Regulatory Violation Notice is delivered, this Agreement shall terminate and no party shall have any further liability hereunder except (i) as otherwise expressly set forth in this Agreement and (ii) to the extent a breach of this Agreement gives rise to, or becomes the basis for, the Regulatory Violation Notice.

2.3.5.

Contributor hereby covenants and agrees that it shall deliver or shall cause its members to deliver to Acquiror, or to any other party designated by Acquiror, any documentation that may be required under the Partnership Agreement or any charter document of Talon Holding, and such other information and documentation as may reasonably be requested by Acquiror, at such time as any LP Units are redeemed for shares of Stock (“Conversion Shares”).  The preceding covenant shall survive the Closing and shall not merge into any of the conveyancing documents delivered at Closing.

2.3.6.

The parties acknowledge that Contributor intends to treat the transfer of the Project in exchange for LP Units (the “Exchange”) as a tax-free partnership contribution pursuant to Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”). Acquiror and Talon Holding shall cooperate in all reasonable respects with Contributor to effectuate such Exchange; provided, however, that:

(i)

The Closing shall not be extended or delayed by reason of such Exchange, unless Acquiror has breached its obligations to Contributor under this Agreement;

(ii)

Neither the Acquiror nor Talon Holding shall be required to incur any additional extraordinary (as opposed to a normal, customary and recurring) cost or expense as a result of such Exchange, other than the cost of counsel in connection with the preparation of this Agreement.  Notwithstanding anything to the contrary in the foregoing sentence, the Acquiror and Talon Holding shall be responsible for costs associated with any IRS audit made directly of either or both of the Acquiror and Talon Holding relating to their respective operations (as opposed to an audit that is ancillary to an audit made of any or all of the entities comprising the Contributor).  Contributor hereby covenants and agrees that it shall, promptly on demand, reimburse the Acquiror or Talon Holding for any additional extraordinary cost or expense (as opposed to a normal, customary and recurring cost or expense, such as the analysis or computation related to the manner in which depreciation and built-in gain is allocated to Contributor), including, but not limited to, reasonable attorneys’ fees, actually incurred by the Acquiror and Talon Holding as a result of the characterization of the contribution of the Project pursuant to this Agreement as a tax-free partnership contribution pursuant to Section 721 of the Code, or which additional extraordinary cost or expense is or may be otherwise directly attributable to the Exchange; and

(iii)

Subject to the Acquiror’s and Talon Holding’s performance and fulfillment in all material respects of the express covenants and conditions contained in this Agreement, none of Acquiror or Talon Holding warrant, nor shall any of them be responsible for, the federal, state or local tax consequences to any or all of Contributor, any or all of the Interest Holders and Contributor resulting from either (i) the transactions contemplated by this Agreement or (ii) the allocation, if any, of losses and liabilities of the Acquiror to and among the Contributor or any of the Interest Holders in Contributor under the Partnership Agreement, the Code or Treasury Regulations promulgated under the Code.

The provisions of this Section 2.3.6 shall survive the Closing and shall not merge into any conveyancing documents delivered at Closing.

2.4.

Partnership Agreement; Other Informational Materials.  For purposes hereof, the term “Partnership Agreement” shall mean the Acquiror’s Limited Partnership Agreement dated as of June 7, 2013, as may be amended from time to time.  Contributor hereby acknowledges and agrees that the ownership of LP Units by it and its rights and obligations as a limited partner of the Acquiror (including, without limitation, their right to transfer, encumber, pledge and exchange LP Units) shall be subject to all of the express limitations, terms, provisions and restrictions set forth in this Agreement and in the Partnership Agreement.  In that regard, Contributor hereby covenants and agrees that, at Closing, it shall executes any and all documentation reasonably required by the Acquiror and Talon Holding to formally memorialize the foregoing (collectively, the “Partnership Agreement Adoption Materials”).  Contributor acknowledges that it has received and reviewed, prior to the Closing Date, the following (the “Disclosure Materials”):  (i) Talon Holding’s Quarterly Report on Form 10-K for the year ended December 31, 2013; (ii) any Current Reports on Form 8-K of Talon Holding and the Acquiror filed subsequent to January 1, 2014; and (iii) the Partnership Agreement.  Contributor acknowledges that it:  (x) has had an opportunity to obtain and review each document incorporated by reference into the Disclosure Materials; (y) has had an opportunity to conduct a due diligence review of the affairs of the Acquiror and Talon Holding; and (z) has been afforded the opportunity to ask questions of, and receive additional information from, Talon Holding and Acquiror regarding Talon Holding and the Acquiror.

2.5.

Lock-Up Period.  Contributor agrees that for a period equal to one year following the Closing (the “Lock-Up Period”), the Contributor may not, in any way or to any extent, sell, transfer, assign, pledge or encumber, or otherwise convey any or all of the LP Units delivered to the them in connection with this transaction and, if applicable, any Conversion Shares.  Contributor further agrees that it may not, in any way or to any extent, redeem any or all of their LP Units other than in accordance with Article 15 of the Partnership Agreement.  The provisions of this Section 2.5 shall survive the Closing and shall not merge into any of the conveyancing documents delivered at Closing.

2.6.

Transfer Requirements.  After the Lock-Up Period, Contributor may only sell, transfer, assign, pledge or encumber, or otherwise convey any or all of the LP Units delivered to it and, if applicable, any Conversion Shares, in strict compliance with this Agreement, the Partnership Agreement, the charter documents of Talon Holding, the registration and other provisions of the Securities Act (and the rules promulgated thereunder), any state securities laws and the rules of any securities exchange upon which such securities are then traded, in each case as may be applicable.  Contributor acknowledges that it is familiar with the provisions of Rule 144 under the Securities Act of 1933 and acknowledges and agrees that without registration of the Conversion Shares, the Conversion Shares generally may not be sold for at least six months following conversion (and possibly longer).  There is no intent or obligation of Talon Holding or the Acquiror to register the Conversion Shares.  The provisions of this Section 2.6 shall survive the Closing and shall not merge into any of the conveyancing documents delivered at Closing.

2.7.

Volume Restriction.  From and after the expiration of the Lock-Up Period, the aggregate amount of Stock that the Contributor may sell (i) during any 10-trading day period shall not exceed 30% of the average of the daily trading volume of the Stock (as reported in The Wall Street Journal, Midwest Edition) for the 30 trading days immediately preceding the date on which the first sale of Stock during any such 10-day period occurs and (ii) during any calendar year shall not exceed one-third of the Conversion Shares issuable upon redemption of the aggregate amount of LP Units issued to Contributor at Closing.

2.8.

Special Provisions.

2.8.1.

Restrictions on Sale or Encumbrance of Project.  Notwithstanding anything to the contrary contained in the Partnership Agreement, the Acquiror agrees that it shall not, without the prior written consent of Contributor, for a period which ends on the earlier of: (i) the second anniversary of the Closing Date; and (ii) the date upon which Contributor either converts its LP Units to shares of common stock of Talon Holding, or has its LP Units redeemed by the Acquiror according to the terms of the Partnership Agreement, sell, convey or transfer, in a transaction that would result in taxable income to the Acquiror all or any portion of its interests in the Project.

2.8.2

Conversion Provision.  Notwithstanding anything to the contrary contained in the Partnership Agreement, in the event the Contributor chooses to request a Redemption (as defined in the Partnership Agreement) for the LP Units if they are properly Tendered Units (as defined in the Partnership Agreement) pursuant to Section 15.1(a) of the Partnership Agreement, the Acquiror agrees that Contributor shall have the option to either cause Acquiror to redeem any or all of such Tendered Units or to acquire the remaining Tendered Units in exchange for REIT Shares (as defined in the Partnership Agreement) pursuant to the terms of and subject to the limitations of Section 15.1(b) of the Partnership Agreement.

The provisions of this Section 2.8 shall survive the Closing and shall not merge into the Partnership Agreement or into any of the conveyancing documents delivered at Closing.  All capitalized terms used in this Section 2.8 shall, if not separately defined herein, have the meanings specified in the Partnership Agreement.

2.9.

Notice of Certain Transactions.

2.9.1.

Provided that the obligations of Talon Holding and the Acquiror under Section 2.8 shall not have terminated by the terms of such section, in the event, on or before the second anniversary of the Closing Date, a post-Closing sale of the Project that will not satisfy a Non-recognition Code Provision (whether or not due to the occurrence of a Section 1031 Material Modification) (a “Tax-Related Event”) is considered reasonably likely to occur, in the reasonable judgment of the Acquiror, then the Acquiror shall give written notice of such Tax-Related Event (a “Tax-Related Notice”) to the Contributor as soon as practicable after the Acquiror concludes that a Tax-Related Event is reasonably likely to occur, or, if later, on the date on which the Acquiror is, in the reasonable judgment of its securities counsel, legally permitted, under applicable federal and state securities laws and regulations, and the rules and regulations of any securities exchange upon which the Company’s securities then trade, to disseminate such Tax-Related Notice to the Contributor.

2.9.2.

Upon their receipt of a Tax-Related Notice, Contributor shall designate a single spokesperson to represent the Interest Holders in connection with the Tax-Related Event that triggered the delivery of such Tax-Related Notice (the “Spokesperson”).  The Contributor hereby irrevocably appoints any Spokesperson so designated as their attorney-in-fact, with full power to grant in the name of and on behalf of Contributor, any and all consents, waivers, approvals, and to execute any and all documents required or appropriate to be executed, whether with respect to this Agreement, the Partnership Agreement or otherwise; provided, however, that such attorney-in-fact may only act within the scope necessitated by the Tax-Related Event giving rise to the appointment of such Spokesperson.  The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest.  The Acquiror and Talon Holding shall be entitled to rely on the first written notice either of them receives that designates a Spokesperson with respect to a given Tax-Related Event, and shall be under no obligation to deal with any person other than the Spokesperson so designated in connection with the subject Tax-Related Event as it relates to the Contributor. The Acquiror and Talon Holding shall have no obligation to deal with any person or entity whatsoever in connection with a Tax-Related Event unless and until a Spokesperson is properly designated. The Acquiror and Talon Holding, and their respective independent accountants, attorneys and other representatives and advisors, shall cooperate with the Spokesperson in order to consider strategies proposed by or through the Spokesperson (it being understood that neither Talon Holding nor the Acquiror shall have any obligation whatsoever to propose any such strategies), on behalf of Contributor, which strategies are designed or intended to defer or mitigate any recognition of gain under the Code by Contributor or any member of Contributor (any such gain recognition being referred to herein as an “Adverse Tax Consequence”) that may result from a Tax-Related Event, whether such strategies involve the Contributor on a basis independent of Talon Holding and Acquiror, or in conjunction with Talon Holding or the Acquiror.  Each party shall pay its own fees and expenses incurred in connection with the procedure delineated in this Section 2.9.2.  Under this Section 2.9.2, the Acquiror and Talon Holding are only obligated to cooperate with the Spokesperson on behalf of Contributor (or any member of Contributor) who may be facing an Adverse Tax Consequence, in connection with Contributor’s determination of the efficacy of tax-deferral or tax-mitigation alternatives proposed by or through the Spokesperson that may involve Talon Holding or the Acquiror.  In no event shall either Talon Holding or the Acquiror be required to incur any expense (other than the cost of professional fees and expenses and administrative expenses incurred in complying with this Section 2.9) in connection its cooperation under this Section 2.9, nor shall any transaction duly approved by the Board of Directors of Talon Holding that results in a Tax-Related Event be required to be suspended, postponed, impeded or otherwise adversely affected by virtue of any potential Adverse Tax Consequence.  The provisions of this Section 2.9 shall survive the Closing and shall not merge into any of the conveyancing documents delivered at Closing.

3.

CLOSING.  The contribution of the Project and delivery of LP Units contemplated herein shall be consummated at a closing (“Closing”) to take place a date as the parties may agree, but  no later than two (2) business days following the Contract Date, at the offices of the Title Company (as defined below) or such other place as the parties may agree. The date on which the Closing occurs shall be referred to herein as the “Closing Date”.  The Closing shall be effective as of 12:01 a.m. Central Time on the Closing Date.  Notwithstanding the foregoing, the risk of loss of all or any portion of the Project shall be borne by Contributor up to and including the actual time of the Closing, and thereafter by Subsidiary.

4.

LOANS; POST-CLOSING ESCROW.

4.1.

Assumed Indebtedness.  Prior to the Closing Date, Contributor, Acquiror and Subsidiary shall reasonably cooperate to cause existing loans to be refinanced in a new first mortgage loan on the Project, in an amount of Eleven Million Five Hundred Thousand Dollars ($11,500,000) and on terms acceptable to Acquiror in its sole discretion (the “Assumed Indebtedness”).  The Assumed Indebtedness shall be fully assumable by Subsidiary.

4.2.

Roof Loan.  At Closing, Contributor shall fund, from the proceeds payable to Contributor at Closing, a loan in an amount determined by Subsidiary not to exceed Two Hundred Twenty-Five Thousand Dollars ($225,000.00) for the purpose of replacing the roof on the Building (the “Roof Loan”).  The Roof Loan shall (a) be funded in one installment at the Closing, (b) bear interest on the unpaid principal balance of the Roof Loan at the rate of eight percent (8%) per annum, (c) be amortized over the useful life of the roof replacement, and (d) be evidenced by a promissory note from Subsidiary in the form attached hereto as EXHIBIT E (the “Roof Note”).

4.3.

HVAC Capital Expenses Holdback. At the Closing, Contributor shall fund, from the proceeds payable to Contributor at Closing, the sum of One Hundred Forty-Five Thousand and No/100 Dollars ($145,000.00) to provide a fund to reimburse Subsidiary for the costs of replacing six (6) certain HVAC units (the “HVAC Units”) at the Buildings (the “HVAC Holdback Loan ”).  The HVAC Holdback Loan shall constitute a loan from Contributor to Subsidiary and shall (a) be funded in one installment at the Closing; (b) bear interest on the unpaid principal balance of the HVAC Holdback Loan at the rate of eight percent (8%) per annum; (c) be amortized over the useful life of the HVAC Units; and (d) be evidenced by a promissory note from Subsidiary in the form of Exhibit E-1 ( “ HVAC Note ”) .

5.

CONTRIBUTOR’S DELIVERIES.  Prior to the Contract Date, Contributor has made available to Acquiror or Subsidiary, as applicable, to the extent in Contributor’s possession or control, all documents, contracts, information, Records (as defined below) and exhibits pertinent to the transaction that is the subject of this Agreement, including, but not limited to, the documents listed as “Contributor’s Deliveries” on EXHIBIT F.  As used herein, “Records” means all books, records, tax returns, correspondence, financial data, leases, and all other documents and matters, public or private, maintained by Contributor or its agents, relating to receipts and expenditures pertaining to the Project for the three most recent full calendar years and the current calendar year and all contracts, rental agreements and all other documents and matters, public or private, maintained by Contributor or its agents, relating to operations of the Project.  In addition, Contributor shall provide (and shall cooperate in all respects in so providing) Acquiror or Subsidiary, as applicable, with copies of, or access to, such factual information as may be reasonably requested by Acquiror or Subsidiary, as applicable, and in the possession or control of Contributor, to enable Talon Holding to issue one or more press releases concerning the transaction that is the subject of this Agreement, to file a Current Report on Form 8-K (as specified on EXHIBIT G), if, as and when such filing may be required by the Securities and Exchange Commission (“SEC”) and to make any other filings that may be required by any Governmental Authority (as defined below). The obligation of Contributor to cooperate in providing Acquiror or Subsidiary, as applicable, with such information for Talon Holding to file its Current Report on Form 8-K shall survive the Closing and shall not be merged into any of the conveyancing documents delivered at Closing.  “Governmental Authority” or “Governmental Authorities” shall mean any agency, commission, department or body of any municipal, township, county, local, state or Federal governmental or quasi-governmental regulatory unit, entity or authority having jurisdiction or authority over all or any portion of the Project or the management, operation, use or improvement thereof.

6.

CONFIDENTIALITY.

6.1.

Confidentiality.  Each party agrees to maintain in confidence, and not to disclose (and shall cause its affiliates, employees and equity holders to maintain in confidence, and not to disclose) to any person or entity (including, without limitation, Tenants or Tenants’ employees), the information contained in this Agreement or pertaining to the transaction contemplated hereby and the information and data furnished or made available by Contributor to Acquiror or Subsidiary, as applicable, their agents and representatives in connection with Acquiror’s or Subsidiary’s, as applicable, investigation of the Project and the transactions contemplated by this Agreement; provided, however, that each party, its agents and representatives may disclose such information and data (i) to such party’s accountants, attorneys, existing or prospective lenders, investment bankers, accountants, underwriters, ratings agencies, partners, consultants and other advisors in connection with the transactions contemplated by this Agreement (collectively, “Representatives”) to the extent that such Representatives reasonably need to know (in the disclosing party’s reasonable discretion) such information and data in order to assist, and perform services on behalf of, the disclosing party; (ii) to the extent required by any applicable statute, law, regulation or Governmental Authority (including, but not limited to, Form 8-K and other reports and filings required by the SEC and other regulatory entities, as described in EXHIBIT G) or by any securities exchange upon which Talon Holding’s or Acquiror’s securities trade; (iii) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement or otherwise relating to the Project; (iv) to the extent such disclosure is required or appropriate in connection with any securities offering or other capital markets or financing transaction undertaken by Talon Holding or Acquiror; (v) to the extent such information and data become generally available to the public other than as a result of disclosure by such party or its agents or Representatives; (vi) to the extent such information and data become available to such party or its agents or Representatives from a third party who, insofar as is known to such party, is not subject to a confidentiality obligation to the other party hereunder; and (vii) to the extent necessary in order to comply with each party’s respective covenants, agreements and obligations under this Agreement.  In the event the transactions contemplated by this Agreement shall not be consummated, such confidentiality shall be maintained indefinitely.  Acquiror or Talon Holding shall also have the right to issue a press release upon the consummation of the transactions described in this Agreement.

7.

TITLE AND SURVEY MATTERS.

7.1.

Conveyance of Title.  At Closing, Contributor agrees to deliver to Subsidiary a limited warranty deed (“Deed”), in recordable form, conveying the Project to Subsidiary, free and clear of all liens, claims and encumbrances except for the following items (the “Permitted Exceptions”):  (i) those matters listed on EXHIBIT H; (ii) those additional matters that may be specifically approved, in writing, by Acquiror; and (iii) the rights of Tenants as tenants under the Leases.

7.2.

Title Commitment.  Prior to the Contract Date, Subsidiary obtained a title commitment, together with copies of all recorded documents evidencing title exceptions raised in Schedule B thereof (the “Title Commitment”) issued by Guaranty Commercial Title, Inc., as agent for Stewart Title Insurance Company (the “Title Company”), for an owner’s title insurance policy (the “Title Policy”) with respect to the Project.  It shall be an Acquiror’s Condition Precedent that the Title Policy (or “marked-up” title commitment) shall be in the form attached hereto as EXHIBIT L, which has been approved by Subsidiary .  All costs and expenses relating to the Title Commitment shall be paid by Contributor, including, without limitation, all search, continuation and update fees.  The cost of the Title Policy shall be paid by Subsidiary, including, without limitation, all title insurance premiums and endorsements.

7.3.

Survey.  Prior to the Contract Date Contributor shall provide Subsidiary a copy of all existing surveys in its possession with respect to the Project.  Subsidiary, at Contributor’s cost, has obtained an updated survey of the Project (the “Survey”), prepared by a surveyor(s) duly registered in the State of Minnesota , which Survey has been approved by Subisidiary .

7.4.

UCC Searches.  Prior to Closing, Subsidiary, at Contributor’s cost, may obtain, or cause the Title Company to obtain, current searches of all Uniform Commercial Code financing statements filed with the applicable Secretary of State, or the appropriate county official, against Contributor, Contributor’s affiliates involved in the operation of the Project and the management agents for the Project.

8.

REPRESENTATIONS AND WARRANTIES.

8.1.

Statutory Disclosures.

8.1.1.

Underground Storage Tanks.  The Project does not contain any underground storage tanks of any size or description, or if any underground storage tanks exist, Contributor shall cause the same to be removed in accordance with all applicable statutory disclosure requirements regarding such underground storage tanks.

8.1.2.

Wells.  Contributor does not know of any wells located on the Project.

8.1.3.

Sewage Treatment Systems.  Contributor does not know of any individual sewage treatment systems on or serving the Project, or if any individual sewage treatment systems exist, Contributor shall comply with all applicable statutory disclosure requirements regarding such individual sewage treatment systems.

8.1.4.

Methamphetamine Production. To Contributor’s knowledge, no methamphetamine production has occurred on the Project.

8.2.

Contributor.  Contributor represents and warrants to Acquiror and Subsidiary that the following matters are true as of the Contract Date and shall be true as of the Closing Date and covenants as follows:

8.2.1.

Contributor’s Deliveries.  All of Contributor’s Deliveries listed on EXHIBIT F and all other items delivered by Contributor pursuant to this Agreement, including, without limitation, those required pursuant to Section 5, are true, accurate, correct and complete in all respects, and fairly present the information set forth in a manner that is not misleading. Acquiror acknowledges receipt of all of Contributor’s Deliveries listed on EXHIBIT F. The copies of all documents and other agreements delivered or furnished and made available by Contributor to Acquiror pursuant to this Agreement include all of and the only Leases and other agreements relating to or affecting the ownership and operation of the Project, there being no “side” or other agreements, written or oral, in force or effect, to which Contributor is a party or to which the Project is subject.

8.2.2.

Contracts.  There are no contracts of any kind relating to the management, leasing, operation, maintenance or repair of the Project, except those Contracts and Major Repair Contracts listed on SCHEDULE 8.2.2.  Contributor has performed all material obligations required to be performed by it under all, and is not in default under any, of such Contracts or Major Repair Contracts.  Except as otherwise provided on SCHEDULE 8.2.2, all the Contracts and Major Repair Contracts may, by the express terms thereof (i) be assigned to Subsidiary, by notice to such effect to the appropriate contract party, without penalty or other payment by Contributor or Subsidiary and (ii) be terminated without penalty or other payment by Contributor (or its assignee, including Subsidiary, or successor) upon no more than 30 days’ prior notice.

8.2.3.

Employees.  None of Contributor’s (or any other affiliate’s) employees at the Project is employed pursuant to a written agreement, and all employees may be terminated at will.  None of Contributor’s (or any other affiliate’s) employees at the Project is a union employee.  Neither Contributor nor any affiliate of Contributor is a party to, nor is the Project subject to, any collective bargaining or other agreement or understanding with any labor union, and neither Contributor nor any affiliate of Contributor is privy to or involved in any labor or union controversy or other interaction of any kind.

8.2.4.

Litigation.  There are no pending or (to Contributor’s knowledge) threatened judicial, municipal or administrative proceedings affecting the Project or in which Contributor is or will be a party by reason of Contributor’s ownership or operation of the Project or any portion thereof, including, without limitation, proceedings for or involving collections, condemnation, eminent domain, alleged building code or environmental or zoning violations, or personal injuries or property damage alleged to have occurred on the Project or by reason of the condition, use of, or operations on, such Project.  No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending against Contributor, or to Contributor’s knowledge, threatened against Contributor or pending against any Interest Holder, nor are any of such proceedings contemplated by Contributor.  In the event any proceeding of the character described in this Section 8.2.4 is initiated or threatened against Contributor prior to Closing, such occurrence shall constitute a default by Contributor hereunder, and Contributor shall promptly advise Acquiror and Subsidiary thereof in writing.

8.2.5.

Financial Information.  All Operating Statements (as defined in EXHIBIT F) delivered by Contributor, and all of Contributor’s Records, are complete, accurate, true and correct; have been compiled in accordance with sound business and accounting principles; and accurately set forth the results of the operation of the Project for the periods covered.  There has been no material adverse change in the financial condition or operation of the Project since the period covered by the Operating Statements.

8.2.6.

Authority.  The execution and delivery of this Agreement by Contributor, and the performance of this Agreement by Contributor, have been duly authorized by Contributor and this Agreement is binding on Contributor and enforceable against it in accordance with its terms.  The Contribution Consideration has been approved by Contributor.  No consent of any creditor, investor, partner, shareholder, tenant-in-common, judicial or administrative body, Governmental Authority, or other governmental body or agency, or other party to such execution, delivery and performance by Contributor is required.  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in a breach of, default under, or acceleration of, any agreement to which Contributor is a party or by which Contributor or the Project is bound; or (ii) violate any restriction, court order, agreement or other legal obligation to which Contributor and the Project is subject.

8.2.7.

United States Person.  Contributor is a “United States Person” within the meaning of Section 1445(f)(3) of the Code, as amended, and shall execute and deliver an “Entity Transferor” certification at Closing.

8.2.8.

Bulk Sales.  The contribution of the Project to Acquiror and conveyance to Subsidiary hereunder and the consummation of the other transactions contemplated by this

Agreement is not subject to, and does not subject Acquiror or Subsidiary to, any liability for income tax, retail sales tax or bulk sales obligation under applicable law.

8.2.9.

Disclosure.  No representation or warranty made by Contributor in this Agreement, no exhibit attached hereto with respect to the Project, and no schedule contained in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements contained therein not misleading, or necessary in order to provide a prospective acquiror of the Project with adequate information as to the Project and their management, operation, maintenance and repair.  There is no fact known to Contributor which has, or which could reasonably have been foreseen by Contributor as likely to have, an adverse effect on the management, operation, maintenance and repair of the Project which has not been disclosed herein, in any schedule attached hereto, or in any written document furnished by Contributor to Acquiror or Subsidiary, as applicable, under this Agreement or in connection with the transactions contemplated hereby.

8.2.10.

Investment Representation. Contributor represents that its LP Units are being acquired by it with the present intention of holding such LP Units for purposes of investment, and not with a view towards sale or any other distribution.  Contributor recognizes that it may be required to bear the economic risk of an investment in the LP Units for an indefinite period of time.  Contributor is an Accredited Investor.  Contributor has such knowledge and experience in financial and business matters so as to be fully capable of evaluating the merits and risks of an investment in the LP Units.  Contributor has been furnished with the informational materials described in Section 2.4 (collectively, the “Informational Materials”), and has read and reviewed the Informational Materials and understands the contents thereof.  The Contributor has been afforded the opportunity to ask questions of those persons they consider appropriate and to obtain any additional information they desire in respect of the LP Units and the business, operations, conditions (financial and otherwise) and current prospects of the Acquiror and Talon Holding.  The Contributor has consulted their own financial, legal and tax advisors with respect to the economic, legal and tax consequences of delivery of the LP Units and have not relied on the Informational Materials, the Acquiror, Talon Holding or any of their officers, directors, affiliates or professional advisors for such advice as to such consequences.  All of the Interest Holders in Contributor are Accredited Investors. Contributor does not require the consent of any Interest Holder in order to consummate the transactions contemplated by this Agreement, including, without limitation, to amend any partnership agreement, operating agreement, charter or other governing document of Contributor, and no Interest Holder has been solicited to approve the transactions contemplated by this Agreement.  Contributor is domiciled in the State of Delaware and has its principal place of business in the State of Minnesota.  Contributor acknowledges that Talon Holding is not qualified as a real estate investment trust and may never obtain such qualification.

8.2.11.

Equity Interest. No member of any Contributor has pledged or otherwise encumbered its respective equity interest in Contributor.

8.2.12.

Tax-Related Issues. Contributor has filed or caused to be filed in a timely manner (within any applicable extension periods) all tax, information or other returns required to be filed by the Code or by applicable state, or local tax laws (collectively, “Tax Returns”).  Such Tax Returns are true, correct and complete in all respects; and all federal, state or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, unemployment, disability, personal property, sales, use, transfer, registration, estimated, or other tax of any kind whatsoever, including any interest, penalty or other addition thereto, whether disputed or not, (collectively, “Taxes”) due, and Taxes due in respect of any person for which the Contributor had an obligation to withhold and/or otherwise pay over Taxes, have been timely paid in full or will be timely paid in full by the due date thereof (and whether or not shown on a Tax Return).  With respect to any taxable year for which a statute of limitations (or similar provision) has not yet run, none of the Tax Returns of the Contributor has been audited by a government or taxing authority, nor is any such audit or other proceeding in process, pending, threatened (either in writing or verbally, formally or informally) or expected to be asserted with respect to Taxes (or the collection of Taxes) of the Contributor, and Contributor has not received notice (either in writing or verbally, formally or informally) or expects to receive notice that it has not filed a Tax Return or not paid Taxes required to be filed, withheld, or paid by it.  Contributor has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662.  No claim has ever been made by an authority in a jurisdiction where Contributor does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

8.2.13.

Holding Periods; Use; Capital Expenditures.  For purposes of Code Sections 1223 and 857, Contributor has held the Project for no less than four years prior to the Closing Date.  During the four-year period preceding the Closing Date, Contributor held the Project exclusively for the production of rental income and never held the Project primarily for sale in the ordinary course of Contributor’s trade or business.  If, at any time or from time to time during the four-year period preceding the Closing Date, Contributor has made capital expenditures with respect to the Project, and such expenditures are includible in the adjusted tax basis of such Project for federal income tax purposes, then the aggregate amount of all such capital expenditures made during that four-year period are less than the amount that is 30% of the Contribution Consideration.

8.2.14.

Adjusted Tax Basis.  Contributor represents that Schedule 8.2.14 attached hereto truly and accurately reflects its adjusted tax basis in the Project or other indebtedness allocable to or otherwise secured by the Project (as determined pursuant to Code Section 752 and the Treasury regulations thereunder).

8.2.15.

Financial Statements.

(a)

Financial Statements Defined.   On or before the Contract Date, Contributor provided Acquiror with QuickBooks income and expense data with respect to the operation of the Project and Contributor’s income tax returns (collectively, the “ Financial Statements ”).

(b)

Financial Statements and Records.  The Financial Statements (1) were prepared in accordance with sound business and accounting principles , (2) were prepared in accordance with, and are consistent with, the books and records of the Project (which books and records are correct and complete in all material respects) and (3) fairly present, in all material respects, the assets, liabilities and financial condition of the Project at their respective dates and the results of operations of the Project for the respective periods covered thereby.  The financial records of the Project, all of which the Contributor has made available to Acquiror, are true, correct and complete and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

(c)

Undisclosed Liabilities.  Contributor has no liability (and there is no reasonable basis for any present or future proceeding against it giving rise to any liability), except for any liability (1) set forth in the Financial Statements, (2) that has arisen in its ordinary course of business since the Financial Statements (which does not arise out of, relate to or result from and which is not in the nature of and was not caused by any breach of contract, breach of warranty, tort, infringement or other violation of applicable law) or (3) under this Agreement.

8.3.

Acquiror.  Acquiror represents and warrants to Contributor that the following matters are true as of the Contract Date and shall be true as of the Closing Date:

8.3.1.

The Acquiror has been at all times, and presently intends to continue to be, classified as a partnership or a publicly traded partnership taxable as a partnership for federal income tax purposes and not an association taxable as a corporation or a publicly traded partnership taxable as a corporation.

8.3.2.

Acquiror is a limited partnership duly authorized and validly existing under Minnesota law, and the person(s) signing this Agreement on behalf of Acquiror has the power and authority to enter into and perform this Agreement in accordance with its terms; and at the Closing, Acquiror’s execution and delivery of this Agreement and the consummation of the transaction described herein will have been duly authorized by all appropriate actions and proceedings.

The representations and warranties made in this Agreement by Contributor and in this Section 8.3 by Acquiror shall be deemed remade by Contributor or Acquiror, as the case may be, as of the Closing Date with the same force and effect as if, in fact, specifically remade at that time.  Except for the representations and warranties made by Contributor that are contained in Sections 8.2.14, which shall survive the Closing indefinitely, all representations and warranties made in this Agreement by Contributor or Acquiror shall survive the Closing for a period of two years.  None of the representations and warranties made by Contributor and Acquiror shall merge into any instrument of conveyance delivered at the Closing.  As used in this Agreement with respect to any representation or warranty, the “knowledge” of Contributor refers to the knowledge of Jerry Trooien (the “Executive”), who, individually and in the aggregate, shall be charged with making reasonable inquiries as to the accuracy thereof to their partners, fellow shareholders and fellow members, as the case may be, and to the partners, officers, employees, managers, contractors, agents and representatives of Contributor and its member, as the case may be, and the actual and constructive knowledge of such parties will be imputed to the Executive.  Notwithstanding anything to the contrary contained in this Agreement, the effect of the representations and warranties made in this Agreement by Contributor shall not be diminished, abrogated or deemed to be waived by any inspections or investigations made by or on behalf of Acquiror or Subsidiary, as applicable,.

9.

ADDITIONAL CONDITIONS PRECEDENT TO CLOSING.

9.1.

Acquiror’s Conditions Precedent.  In addition to the other conditions enumerated in this Agreement, the following shall be additional Acquiror’s Conditions Precedent:

9.1.1.

Physical Condition.  The physical condition of the Project shall be substantially the same on the Closing Date as on the date Acquiror or Subsidiary, as applicable, inspected the Project, reasonable wear and tear excepted.  Acquiror and Subsidiary acknowledges this condition has been satisfied.

9.1.2.

Pending Actions.  At Closing, there shall be no administrative agency, litigation or governmental proceeding of any kind whatsoever, pending or threatened, that, after Closing, would, in Acquiror’s or Subsidiary’s, as applicable, sole and absolute discretion, materially and adversely affect the value or marketability of the Project, or the ability of Subsidiary to operate any or all of the Project in the manner it is being operated on the Contract Date.

9.1.3.

Real Estate Taxes.  As of the Closing Date, there shall have been no actual or pending reassessment to increase the value of the Project for the purpose of calculating real estate taxes or any increase in the real estate tax rate applicable to the Project.

9.1.4.

Zoning.  On the Closing Date, no proceedings shall be pending or threatened that could or would involve the change, redesignation, redefinition or other modification of the zoning classifications of (or any building, environmental, or code requirements applicable to) the Project, or any portion thereof, or any property adjacent to the Project.

9.1.5.

Flood Insurance.  As of the Closing Date, if the Project is located in a flood plain, Subsidiary shall have obtained flood plain insurance in form and substance acceptable to Subsidiary.

9.1.6.

Utilities.  On the Closing Date, no moratorium or proceeding shall be pending or threatened affecting the availability, at regular rates and connection fees, of sewer, water, electric, gas, telephone or other services or utilities servicing the Project.

9.1.7.

Assumed Indebtedness. On or before the Closing Date, Acquiror shall be satisfied, in its sole discretion, with the terms and conditions of the Assumed Indebtedness, the Loan Assumption Documents (as defined in Section 11.1.18) and any other documents relating to any Assumed Indebtedness. On or before the Closing Date, the lender with respect to the Assumed Indebtedness shall have consented to Subsidiary’s assumption of the Assumed Indebtedness and the First Mortgage Loan Documents on terms and conditions acceptable to Acquiror in its sole discretion.  On or before the Closing Date, such lender(s) shall have fully funded the Assumed Indebtedness on terms and conditions acceptable to Acquiror in its sole discretion.

9.1.8.

Bankruptcy.  As of the Closing Date, neither any Contributor nor the Project is the subject of any bankruptcy proceeding for which approval of this transaction has not been given and issued by the applicable bankruptcy court.

9.1.9.

Representations and Warranties True.  The representations and warranties of Contributor contained in this Agreement shall be true and correct as of the Closing Date.

9.1.10.

Occupancy Rate.  As of the Closing Date, the occupancy rate of the Project shall be no less than 95% (based on the aggregate rentable square footage with respect to such Project) and taking into account the Contributor’s obligations for the NOI Deficit as provided for in Section 10.1 as rent on occupied space.

9.1.11.

Financial Information.  Acquiror shall have received sufficient financial statements and information from Contributors to permit Acquiror or Talon Holding, as applicable, to comply with its obligations under federal and state securities laws, including those for the filing of all Form 8-Ks in connection with the transactions contemplated hereby.

9.1.12.

Roof Loan.  At Closing, Subsidiary shall have received the proceeds of the Roof Loan on terms and conditions acceptable to Subsidiary in its sole discretion.

9.1.13.

HVAC Holdback Loan.  At Closing, Subsidiary shall have received the proceeds of the HVAC Holdback Loan.

9.2.

Contributor’s Additional Conditions Precedent.  The following shall be additional Contributor’s Conditions Precedent:

9.2.1.

Representations and Warranties.  The representations and warranties of Acquiror or Subsidiary, as applicable, contained in this Agreement shall be true and correct as of the Closing Date.

9.2.2.

Covenants. All covenants of Acquiror or Subsidiary, as applicable, required to be performed on or prior to the Closing Date shall have been performed, in all material respects.

10.

LEASES-CONDITIONS PRECEDENT WITH RESPECT THERETO.

10.1.

NOI Guaranty.  Contributor and Acquiror agree that the Contribution Consideration was determined in part based on an annual projected net operating income of One Million Five Hundred Sixty Thousand Dollars ($1,560,000) for the Project.  Subsidiary shall review the operating income and expense information for the Project with respect to each Deficit Quarter.  If Subsidiary shall determine, in its reasonable discretion, that there will be a NOI Deficit with respect to the applicable Deficit Year, then Subsidiary may send Obligor a notice (a “NOI Payment Notice”) specifying the amount of the NOI Deficit with respect to such Deficit Quarter and the applicable Deficit Year.  In the event Subsidiary provides a NOI Payment Notice, then Obligor shall pay to Subsidiary within thirty (30) days following such NOI Payment Notice, the amount of the NOI Deficit applicable to such Deficit Quarter as specified in such NOI Payment Notice.  As used herein, (a) “Deficit Quarter” means each of the four (4) consecutive three-month periods occurring in each Deficit Year, with the first Deficit Quarter commencing on the first day of the applicable Deficit Year; (b) “Deficit Year” means a one year period commencing on the first day of the calendar month immediately succeeding the Closing Date or the first or second anniversaries of the Closing Date, and ending on the day prior to the anniversary of such date of commencement; (c) “NOI Deficit” means the means the difference between $1,560,000 and the sum of (i) the Net Operating Income that would be generated for the Project assuming all rents under the UMAGA Agreement (as defined below) and showroom leases in place on the date hereof are paid in accordance with their terms; and (ii) any additional Net Operating Income that would be generated by leases of currently vacant space in the Building entered into by Subsidiary; and (iii) any additional Net Operating Income that would have been generated by leases proposed by Contributor in accordance with following sentence but not entered into by Subsidiary; (d) “Net Operating Income” shall mean all gross rents and other income generated by the Project in any period less the Operating Expenses of the Project; and (e) “Operating Expenses” shall have the meaning defined in the UMAGA Agreement (as defined below).  In addition, Subsidiary hereby grants to Contributor the right to market for lease and lease any vacant space in the Building so long as such lease does not conflict with the terms of the UMAGA Agreement (as defined below), such lease is on market terms and rates, and such lease is with a creditworthy tenant.  Subsidiary shall have the right to decline any bona fide offer to lease all or any portion of the vacant space upon the terms set forth in the immediately preceding sentence but the gross rent that would have been generated by such lease shall be included in calculating Net Operating Income under this Section.  At the Closing, Contributor shall execute for the benefit of Subsidiary an operating deficit guaranty (the “NOI Guaranty”) in the form attached hereto as EXHIBIT K-1 and a pledge agreement pledging Contributor’s interest in the Acquiror (the “Pledge Agreement”) in the form attached hereto as EXHIBIT K-2 in form and substance acceptable to Subsidiary and Acquiror as security for Contributor’s obligations to fund the NOI Deficit.  In the event that Contributor desires to sell any of the Collateral (as defined in the Pledge Agreement) in any Deficit Year, Contributor shall provide to Subsidiary a replacement guarantor reasonably acceptable to Subsidairy to provide a replacement guaranty or pledge agreement in form and substance reasonably acceptable to Subsidiary securing Contributor’s obligations under the NOI Guaranty and this Section 10.1; provided that the maximum liability of such approved replacement guarantor shall be limited to an amount equal to $1,000,000 (the “Replacement Guarantor Maximum”) and provided further that, so long as no default exists at such time, the Replacement Guarantor Maximum shall be reduced by an amount equal to $333,000 on the first day of the second Deficit Year and on the first day of third Deficit Year.

10.2.

Estoppel Certificate/SNDA from UMAGA.  Prior to the Contract Date, Contributor has disclosed to Acquiror that it had received a notice from Upper Midwest Allied Gifts Association, Inc. with respect to that certain UMAGA Amended and Restated Master Agreement dated as of August 5, 2013 by and between Contributor and UMAGA (the “UMAGA Agreement”) alleging that Contributor owes UMAGA certain reimbursements under the UMAGA Agreement (the “UMAGA Dispute”).  It shall be an Acquiror’s Condition Precedent that Contributor shall have (a) settled the UMAGA Dispute and paid such amounts payable with respect thereto on or before the Closing Date, and (b) obtained and delivered to Subsidiary, on or before the Closing Date, an estoppel certificate (the “Estoppel Certificate”), dated no earlier than 30 days prior to the Closing Date, from UMAGA and a subordination, nondisturbance and attornment agreement (the “SNDA”) in form and substance acceptable to Subsidiary and the lender under the First Mortgage Loan Documents, which Estoppel Certificate and SNDA do not take exception for the UMAGA Dispute or any other matters not acceptable to Subsidairy or such lender. The Estoppel Certificate shall be certified to Subsidiary, such lender and any other party designated by Subsidiary.

10.3.

Payment of Leasing Costs.  Contributor shall pay, and retains sole and exclusive responsibility for, all expenses incurred or imposed in connection with, or arising out of, the negotiation, execution and delivery of the Leases, including, without limitation, brokers’ commissions (including those applicable, if any, to future expansions or renewals by Tenant), leasing fees and recording fees (as well as the cost of all tenant improvements not paid for by Tenants), regardless of whether or not each and every of such expenses is actually due and payable prior to the Closing Date; and Contributor shall be deemed to have certified and warranted payment of all of such expenses to Subsidiary at the Closing.

11.

CLOSING DELIVERIES.

11.1.

Contributor’s.  At Closing (or such other times as may be specified below), Contributor shall deliver or cause to be delivered to Subsidiary the following, in form and substance acceptable to Subsidiary:

11.1.1.

Deed.  The Deed, executed by Contributor, in recordable form conveying the Project to Subsidiary free and clear of all liens, claims and encumbrances except for the Permitted Exceptions and corresponding state, county and municipal transfer tax declaration forms, as the case may be;

11.1.2.

Bill of Sale.  Limited warranty Assignment and Bill of Sale executed by Contributor, assigning, conveying and warranting to Subsidiary title to the Personal Property and Inventory, free and clear of all encumbrances, other than the Permitted Exceptions, and assignments of title to all vehicles, if any, included in the Personal Property, together with the original certificates of title thereto;

11.1.3.

General Assignment.  An assignment, executed by Contributor, to Subsidiary of all right, title and interest of Contributor and its agents in and to the Intangible Personal Property (including, but not limited to, the Governmental Approvals, as defined in EXHIBIT F);

11.1.4.

Assignment of Contracts/Warranties.  An assignment, executed by Contributor and Subsidiary, to Subsidiary of Contributor’s right, title and interest in and to those of the Contracts and Major Repair Contracts that will remain in effect after Closing (collectively, the “Assigned Contracts”), with the corresponding agreement of Subsidiary to indemnify, protect, defend and hold Contributor harmless for claims arising in connection with the Assigned Contracts and relating to the period of time from and after the Closing

(“Assignment of Contracts”).  Contributor shall also assign, in accordance with the relevant terms of such guarantees and warranties, all guarantees and warranties given to Contributor, that have not expired (either on a “claims made” or “occurrences” basis), in connection with the operation, construction, improvement, alteration or repair of all or any portion of the Project (collectively, “Existing Warranties”);

11.1.5.

Assignment of Leases; Estoppel Certificate and SNDA.  An assignment of Contributor’s right, title and interest in and to the Leases (including all security deposits and/or other deposits thereunder), with the reciprocal indemnity provisions described in Section 11.1.4 and Section 19 (“Assignment of Leases”), together with the Estoppel Certificate and SNDA in conformity with Section 10.2;

11.1.6.

Keys.  Keys to all locks located at the Project;

11.1.7.

Seller’s Affidavit and ALTA Statement.  A seller’s affidavit (or comparable document) as required by the Title Company as a condition to the deletion of the standard exceptions of Schedule B of the Title Policy, executed by Contributor and in form and substance acceptable to the Title Company and to Subsidiary;

11.1.8.

Letters to Tenants.  Letters, to be sent by certified mail, return receipt requested, executed by the applicable Contributors, and, if applicable, its management agent, and the Subsidiary, addressed to all Tenants (with the return receipt addressed to Subsidiary), in the form of EXHIBIT J;

11.1.9.

Title Policies.  The proforma Title Policy (or “marked-up” title commitment) issued by the Title Company, dated as of the Closing Date in the amount of the Contribution Consideration, in accordance with the requirements of Section 7 (it being understood that Contributor will provide any certificates or undertakings required in order to induce the Title Company to insure over any “gap” period resulting from any delay in recording of documents or later-dating the title insurance file);

11.1.10.

Closing Statement.  A closing statement conforming to the proration and other relevant provisions of this Agreement (the “Closing Statement”) duly executed by Contributor;

11.1.11.

Records.  To the extent not previously delivered to Acquiror or Subsidiary, all Records relating to the Project and originals of the Leases, Assigned Contracts and Governmental Approvals in Contributor’s possession and control or otherwise available to Contributor;

11.1.12.

Entity Transfer Certificate.  Entity transfer certifications confirming that each Contributor is a “United States Person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended;

11.1.13.

Rent Roll.  A Rent Roll, prepared as of the Closing Date, certified by Contributor to be true, complete and correct through the Closing Date;

11.1.14.

Partnership Agreement Documents.  The Partnership Adoption Materials, duly executed by Contributor, as well as the documents that are referred to in Section 8.7 of the Partnership Agreement (or any similar provision in any amendment to the Partnership Agreement) in connection with the admission of an additional limited partner (including, but not limited to, the Amendment), each of such documents to be duly executed by Contributor or other person or entity receiving Units hereunder (except for the Amendment, which is executed by Talon Holding only);

11.1.15.

LP Unit Schedule.  The LP Unit Schedule, duly executed by Contributor (if required);

11.1.16.

Organizational Documents.  Articles of Organization (or similar organizational document) for Contributor, certified by the Secretary of State of the state pursuant to the laws of which Contributor was organized.  Good standing certificates for Contributor, certified by the Secretary of State of the state of organization and the state in which Contributor has its principal place of business;

11.1.17.

Financial Statements.  Sufficient financial statements and information to permit Talon Holding to comply with its obligations under federal and state securities laws, including those for the filing of all Form 8-Ks in connection with the transactions contemplated hereby;

11.1.18.

Assumed Indebtedness.  To the extent not previously delivered to Acquiror or Subsidiary, originals of the first mortgage and other documents evidencing the Assumed Indebtedness (collectively, the “First Mortgage Loan Documents”), and any and all documents or agreements required by Subsidiary or the lender with respect to the Assumed Indebtedness to be executed by Contributor to consent to the assumption of the Assumed Indebtedness by Subsidiary (“Loan Assumption Documents”), each duly executed by Contributor and the lender with respect to the Assumed Indebtedness, as applicable;

11.1.19.

Roof Note.  The Roof Note duly executed by Subsidiary;

11.1.20.

HVAC Note.  The HVAC Note duly executed by Subsidiary;

11.1.22.

NOI Guaranty; Pledge Agreement.  The NOI Guaranty and Pledge Agreement, duly executed by Contributor; and

11.1.23.

Other.  Such other documents and instruments as may reasonably be required by Subsidiary (including, without limitation, those of the Contributor’s Deliveries in Contributor’s possession or control that have not previously been delivered to Acquiror or Subsidiary), its (or its underwriters’ or lenders’) counsel or the Title Company and that may be necessary to consummate the transaction that is the subject of this Agreement and to otherwise give effect to the agreements of the parties hereto.  Notwithstanding anything to the contrary contained herein, Contributor is not assigning any rights or claims it may have against any tenant or user of the Property that relate solely to periods preceding the date of Closing.

11.2.

Acquiror’s/Subsidiary’s.  As a condition precedent to Contributor’s obligation to close (“Contributor’s Condition Precedent”), Acquiror or Subsidiary, as applicable, shall cause to be delivered to Contributor the following, each in form and substance reasonably acceptable to Contributor and Acquiror or Subsidiary, as applicable, and their respective counsel:

11.2.1.

Partnership Agreement.  A complete copy of the Partnership Agreement;

11.2.2.

Amendment.  The Amendment, duly executed by Talon Holding;

11.2.3.

Authorizing Resolutions. A copy, certified by an officer of Talon Holding, of the resolution or written consent of Talon Holding’s board of directors, authorizing the transaction described herein;

11.2.4.

Assignment of Contracts.  The Assignment of Contracts, duly executed by the Subsidiary;

11.2.5.

Assignment of Leases.  The Assignment of Leases, duly executed by the Subsidiary;

11.2.6.

Closing Statement.  A Closing Statement, duly executed by the Subsidiary;

11.2.7.

Assignment.  The Assignment.

11.2.8.

Contract Notices.  To the extent reasonably requested by Contributor, notices to parties to Contracts, Major Repair Contracts and Existing Warranties that are being assigned to the Subsidiary pursuant to this Agreement, duly executed by the Subsidiary;

11.2.9.

LP Unit Schedule.  The LP Unit Schedule;

11.2.10.

Tenant Letters.  The Tenant Letters, duly executed by the Subsidiary;

11.2.11.

Certain Acknowledgments.  The written acknowledgments of the Acquiror, Subsidiary and Talon Holding with respect to their respective obligations under this Agreement;

11.2.12.

Assumed Indebtedness.  The Loan Assumption Documents, duly executed by the Subsidiary and the lender with respect to the Assumed Indebtedness;

11.2.13.

Roof Note and HVAC Note.  The Roof Note and the HVAC Note, duly executed by the Subsidiary;

11.2.14.

Contribution Agreement .  This Contribution Agreement duly executed by the Contributor and the Acquiror.

11.2.15

Indemnification and Hold Harmless Agreement.  The Indemnification and Hold Harmless Agreement duly executed by the Subsidiary.

11.2.16.

Other.  Such other documents and instruments as may reasonably be required by Contributor, its counsel or the Title Company and that are necessary to consummate the transaction which is the subject of this Agreement and to otherwise effect the agreements of the parties hereto.

12.

PRORATIONS AND ADJUSTMENTS.

The following shall be prorated and adjusted between Contributor and Acquiror or Subsidiary, as applivable, as of the Closing Date, except as otherwise specified:

12.1.

The amount of all security and other Tenant deposits, and interest due thereon, if any, shall be credited to Subsidiary or paid to Subsidiary at Closing.  Any non-cash securities and documents deposited for such purposes shall be transferred to Subsidiary at Closing;

12.2.

Subsidiary and Contributor shall divide the cost of any closing escrow fee charged by the Title Company hereunder equally between them;

12.3.

All utility expenses, including water, fuel, gas, electricity, telephone, sewer, trash removal, heat, and other services furnished to or provided for the Project shall be prorated between Contributor and Subsidiary on a daily basis as of the Closing Date, with Contributor paying those allocable to the period preceding the Closing Date and Subsidiary being responsible for those allocable to the period commencing on the Closing Date;

12.4.

General real estate taxes applicable to any of the Project due and payable in the year of Closing shall be prorated between Contributor and Subsidiary on a daily basis as of the Closing Date, with Contributor paying those allocable to the period prior to the Closing Date and Subsidiary being responsible for those allocable to the period commencing on the Closing Date.  Contributor shall pay in full all so-called “green acres”, catch-up or other deferred taxes applicable to any of the Land as of the Closing Date, including any that are deferred until subdivision, platting, or development of the Land;

12.5.

Contributor shall pay in full all new and special assessments (and charges in the nature of or in lieu of such assessments) that are assessed and levied with respect to any of the Land as of the Closing Date.  Subsidiary shall assume all special assessments (and charges in the nature of or in lieu of such assessments) pending with respect to any of the Land as of and levied after the Closing Date

12.6.

Personal property taxes applicable to any of the Personal Property due and payable in the year of Closing shall be prorated between Contributor and Subsidiary on a daily basis as of the Closing Date based upon a calendar year, with Contributor paying those allocable to the period prior to the Closing Date and Subsidiary being responsible for those allocable to the period commencing on the Closing Date;

12.7.

Commissions of leasing and rental agents for, and tenant improvement costs related to, any Lease entered into as of or prior to the Closing Date, whether with respect to base lease term, future expansions, renewals, or otherwise, shall be paid in full at or prior to Closing by Contributor, without contribution or proration from Subsidiary;

12.8.

All rent and other charges payable by Tenants under the Leases shall be prorated as of the Closing Date between Contributor and Subsidiary on a daily basis, with Contributor retaining those allocable to the period prior to the Closing Date and Subsidiary receiving those allocable to the period commencing on the Closing Date.  If at Closing a Tenant is delinquent in any payment required under its Lease, then, to the extent Subsidiary receives after Closing from such Tenant amounts in excess of all rent and other charges payable by such Tenant to Subsidiary pursuant to the subject Lease, Subsidiary shall pay such excess to Contributor.  Notwithstanding the foregoing, Subsidiary shall use commercially reasonable efforts to seek or collect any such delinquent amount;

12.9.

Contributor shall pay all state deed tax regarding the Deed to be delivered by Contributor to Subsidiary.  Subsidiary shall pay the cost of recording the Deed;

12.10.

Contributor will pay all service charges for and costs of the Title Evidence, except that Subsidiary will pay all premiums required for the issuance of the Title Policy described in Section 7.2; and

12.11.

All other operating costs of the Project shall be prorated between Contributor and Subsidiary on a daily basis as of the Closing Date, with Contributor paying those allocable to the period prior to the Closing Date and Subsidiary being responsible for those allocable to the period commencing on the Closing Date.  To the extent any operating expenses of the Project (including real estate taxes and special assessments) are reimbursable by Tenants under the Leases, Subsidiary shall pay to Contributor the amount of such operating expenses actually paid by Contributor and reimbursable (but not yet reimbursed) by such Tenants under the Leases, and Subsidiary thereafter may collect and retain all Tenant reimbursements; and

12.12.

Contributor shall pay all fees and expenses imposed by Contributor’s accountants and attorneys in connection with this Agreement and the transaction contemplated hereunder and Subsidiary shall pay all fees and expenses imposed by Acquiror’s accountants and attorneys in connection with this Agreement and the transaction contemplated hereunder.

In the event of a discrepancy between the Closing Statement and the prorations described above, the Closing Statement shall govern in all events. For purposes of calculating prorations, Subsidiary shall be deemed to be in title to the Project, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire Closing Date.  Subject to Section 12.8 above with respect to delinquent rents, amounts received by Subsidiary with respect to any period of time from and after the Closing Date shall belong to Subsidiary. All such prorations shall be made on the basis of the actual number of days of the year and month that shall have elapsed as of the Closing Date.  Bills received after Closing that relate to expenses incurred, services performed or other amounts allocable to the period prior to the Closing Date shall be paid, in cash, by Contributor, to the extent due and owing.  Distributions in respect of the LP Units acquired by the Contributor shall begin to accrue from and after the Closing Date (notwithstanding the fact that such date may not be the applicable record date under the Partnership Agreement), and the amount of distributions paid or to be paid to the Contributor for any quarter shall be prorated accordingly.  The terms of this Section 12 shall survive the Closing indefinitely and shall not merge into any conveyancing documents delivered at Closing.

13.

DEFAULT.

13.1.

Default by Contributor.  If any of Contributor’s representations and warranties contained herein shall not be true and correct on the Closing Date, or if Contributor fails to perform any of the covenants and agreements contained herein to be performed by Contributor (including Contributor’s obligation to close), Acquiror or Subsidiary, as applicable, may elect:  (x) in the event the Closing has not occurred, to close, in which event Acquiror or Subsidiary may file an action for either or both of specific performance and damages to compel Contributor to cure all or any of such default(s), in whole or in part, whereupon Acquiror or Subsidiary, as applicable, shall be entitled to deduct from the Contribution Consideration the cost of such action and cure, and all reasonable expenses incurred by Acquiror or Subsidiary, as applicable, in connection therewith, including, but not limited to, attorneys’ fees of Acquiror’s or Subsidiary’s, as applicable, counsel; or (y) in the event the Closing has occurred, to pursue whatever remedies it may have at law or in equity.  Notwithstanding anything to the contrary herein and in addition to any other remedies of Acquiror or Subsidiary, as applicable, Acquiror or Subsidiary, as applicable shall be entitled to recover actual (but not consequential) damages suffered by Acquiror or Subsidiary, as applicable, by reason of Contributor’s defaults hereunder and/or any delay occasioned thereby.  The remedies of Acquiror set forth in this Section 13.1 shall be in addition to remedies otherwise applicable or provided in this Agreement or otherwise available to Acquiror or Subsidiary, as applicable, at law or in equity, including, without limitation, specific performance, it being understood that Acquiror or Subsidiary’s rights and remedies under this Agreement shall always be non-exclusive and cumulative and that the exercise of one remedy or form of relief available to Acquiror or Subsidiary, as applicable, hereunder shall not be exclusive or constitute a waiver of any other.

13.2.

Default by Acquiror. In the event Acquiror or Subsidiary, as applicable, defaults in its obligations to acquire the Project, then Contributor’s sole and exclusive remedy shall be to terminate this Agreement.  Contributor shall have no other remedy for any default by Acquiror or Subsidiary, as applicable.

13.3.

Indemnification of Acquiror.  Contributor shall and does hereby, and shall and does hereby cause each of Contributor’s shareholders, members and partners, as the case may be, to, indemnify, protect, defend and hold the Acquiror, Subsidiary, Talon Holding, and all officers, directors, employees, agents, advisors, members, equityholders, shareholders and partners, as the case may be, thereof (the “Indemnified Parties”) harmless from and against any claims, losses, demands, liabilities, suits, costs and damages suffered by the Indemnified Parties, including consequential as well as actual damages and attorneys’ fees of counsel selected by the Indemnified Parties and other costs of defense, incurred, arising against, or suffered by, the Indemnified Parties or its assigns as a direct or indirect consequence of (i) any breach of any representation, warranty or covenant made in this Agreement by Contributor, or any other default by Contributor, whether discovered before or after the Closing, (ii) any default claim, action or omission relating to the period prior to the Closing, whether asserted before or after the Closing or (iii) matters arising prior to the Closing Date with respect to the Project.  Notwithstanding anything to the contrary contained in this Agreement, the effect of the foregoing indemnity shall not be diminished, abrogated or deemed to be waived by any inspections or investigations made by or on behalf of Acquiror or Subsidiary, as applicable.

14.

SUCCESSORS AND ASSIGNS.  The terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective nominees, successors, beneficiaries and assigns; provided, however, no direct or indirect conveyance, assignment or transfer of any interest whatsoever of, in or to the Project or of this Agreement shall be made by Contributor during the term of this Agreement.  At the Closing, Acquiror may assign all of its right, title and interest under this Agreement to the Subsidiary.  For purposes of this Agreement, an Affiliate shall, without limitation, include any entity having common ownership or management with Acquiror or Talon Holding, including, but not limited to, the Subsidiary.  No such assignee shall accrue any obligations or liabilities hereunder until the effective date of such assignment.  In addition to its right of assignment, Acquiror shall also have the right, exercisable on or prior to Closing, to designate any corporate or partnership entity affiliated with, or related to, the Acquiror or Talon Holding (“Affiliate”), as the grantee or transferee of any or all of the conveyances, transfers and assignments to be made by Contributor at Closing hereunder, independent of, or in addition to, any assignment of this Agreement.  Upon the assignment of this Agreement by Acquiror to the Subsidiary, the Subsidiary then shall be deemed to be the Acquiror hereunder for all purposes hereof, and shall have all rights and liabilities of Acquiror hereunder and Acquiror then shall be released from all liability hereunder.  In the event that an Affiliate shall be designated as a transferee hereunder, that transferee shall have the benefit of all of the representations and rights which, by the terms of this Agreement, are incorporated in or relate to the conveyance in question.

15.

LITIGATION.  In the event of litigation between the parties with respect to the Project, this Agreement, the performance of their respective obligations hereunder or the effect of a termination under this Agreement, the losing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation, including, but not limited to, reasonable attorneys’ fees of counsel selected by the prevailing party.  The parties hereby further acknowledge and agree that in the event of litigation between them, as contemplated above, and the resolution of that litigation through compromise, settlement, or partial judgment, the court before which such litigation is initially brought shall have the right to allocate responsibility, between Contributor and Acquiror or Subsidiary, as applicable, for all costs and expenses (including, but not limited to, attorneys’ reasonable fees) incurred by both Contributor and Acquiror or Subsidiary, as applicable, in the pursuit of that litigation resolved through compromise, settlement or partial judgment.  Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties under this Section 15 shall survive termination of this Agreement and the Closing, if applicable, and shall not be merged into any of the conveyancing documents delivered at Closing.

16.

NOTICES.  Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Contributor and Acquiror as follows:

CONTRIBUTOR:

Bren Road, L.L.C.

10 River Park Plaza; Suite 800

St. Paul, MN  55107

Attn:  Jerry Trooien

E-mail: Jerry@lake-region.com

With a copy to:

Christoffel & Elliott, P.A.

1111 UBS Plaza

444 Cedar Street

St. Paul, Minnesota 55101-2129

Attn:  James F. Christoffel

E-mail:  jchristoffel@christoffellaw.com

ACQUIROR:

Talon OP, L.P.

5500 Wayzata Boulevard, Suite 1070

Minneapolis, Minnesota 55416

Attn:  M.G. Kaminski

E-mail: mk@talonreit.com

Notices shall be deemed properly delivered and received when and if either (i) personally delivered, including via email; or (ii) on the first business day after deposit with a commercial overnight courier for delivery on the next business day.  Any party may change its address for delivery of notices by properly notifying the others pursuant to this Section 16.

17.

BENEFIT.  This Agreement is for the benefit only of the parties hereto and their nominees, successors, beneficiaries and assignees as permitted in Section 14 above and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof except as provided in Section 17.3.

18.

LIMITATION OF LIABILITY.  All liabilities and obligations of Acquiror under this Agreement shall be those of Acquiror only.  Contributor shall not, under any circumstances, look to any person or entity other than Acquiror, including, but not limited to, any affiliate of Acquiror, for performance or satisfaction of Acquiror’s obligations and liabilities in connection with this Agreement.  Without limiting the foregoing, none of Talon Holding or any Affiliate of Acquiror or their respective members, partners and shareholders shall incur any liability under any document or agreement required in connection with this Agreement, and Acquiror shall not be required (in connection with this Agreement) to execute any document or agreement that does not expressly exculpate and release such parties and their respective successors, assigns, affiliates, officers, shareholders, partners, employees, agents and representatives from any liability or obligation arising out of, or in connection with, this Agreement.

All liabilities and obligations of Contributor under this Agreement shall be those of Contributor only. Acquiror shall not, under any circumstances, look to any person or entity other than Contributor, including, but not limited to, any affiliate of Contributor, for performance or satisfaction of Contributor’s obligations and liabilities in connection with this Agreement. Without limiting the foregoing, none of Contributor or any affiliate of Contributor or their respective members, partners and shareholders shall incur any liability under any document or agreement required in connection with this Agreement, and Contributor shall not be required (in connection with this Agreement) to execute any document or agreement that does not expressly exculpate and release such parties and their respective successors, assigns, affiliates, officers, shareholders, partners, employees, agents and representatives from any liability or obligation arising out of, or in connection with, this Agreement.

19.

BROKERAGE.  Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this transaction and that no broker, finder or other party is entitled to a commission, finder’s fee or other similar compensation as a result hereof.  Contributor hereby indemnifies, protects and defends and holds Acquiror and Subsidiary harmless from and against all losses, claims, costs, expenses, damages (including, but not limited to, attorneys’ fees of counsel selected by Acquiror or Subsidiary, as applicable) resulting or arising from the claims of any broker, finder or other such party, claiming by, through or under the acts or agreements of Contributor.  Acquiror and Subsidiary hereby indemnify, defend and hold Contributor harmless from and against all losses, claims, costs, expenses, damages (including, but not limited to, attorneys’ fees of counsel selected by Contributor) resulting or arising from the claims of any broker, finder or other such party claiming by, through or under acts or agreements of Acquiror or Subsidiary, as applicable.  The obligations of this Section 19 shall survive any termination of this Agreement and the Closing, if applicable, and shall not be merged into any of the conveyancing documents delivered at Closing.

20.

FURTHER ASSURANCES.  All actions required to be taken pursuant to this Agreement to effectuate the transaction contemplated herein shall be taken promptly and in good faith by Contributor or Acquiror, as the case may be.  Contributor and Acquiror shall use their reasonable, diligent and good faith efforts, and shall reasonably cooperate with and assist the other in its efforts, to obtain or cause to be obtained, any and all consents and approvals of third parties (including, but not limited to, governmental authorities) that may be necessary in connection with the transaction contemplated hereby.  Contributor and Acquiror agree to (i) furnish with, or cause to be furnished to, the other party such documents or further assurances, and (ii) perform, or cause to be performed, such undertakings as the other party may reasonably request at any time in connection with (x) the transaction contemplated by, and (y) the respective obligations of Contributor and Acquiror, as the case may be, set forth in, this Agreement.

21.

AVAILABILITY OF RECORDS; AUDIT REPRESENTATION LETTER.  Upon Acquiror’s or Subsidiary’s request, for a period of two years after Closing, Contributor shall (i) make the Records available to Acquiror or Subsidiary, as applicable, for inspection, copying and audit by Acquiror’s designated accountants; and (ii) cooperate with Acquiror or Subsidiary, as applicable (without any third party expense to Contributor) in obtaining any and all permits, licenses, authorizations, and other Governmental Approvals necessary for the operation of the Project.  At any time within two years after the Closing, Contributor further agrees to provide to the Acquiror’s designated independent auditor, upon request of Acquiror or such auditor:  (x) access (to the same extent to which Acquiror would be entitled to such access) to the financial data books and records of the Project and all related information (including the information listed on EXHIBIT G) regarding the period for which Acquiror is required to have the Project audited under the regulations of the SEC, and (y) a representation letter delivered by each managing agent of the Project regarding the books and records of the Project, in substantially the form as attached hereto as EXHIBIT I.

22.

MISCELLANEOUS.

22.1.

Entire Agreement.  This Agreement constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals, in each case with respect to the transaction contemplated herein, are hereby superseded and rendered null and void and of no further force and effect.  Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

22.2.

Time of the Essence.  Time is of the essence of this Agreement.

22.3.

Conditions Precedent.  The waiver of any particular Acquiror’s Condition Precedent or Contributor’s Condition Precedent shall not constitute the waiver of any other.

22.4.

Construction.  This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Contributor and Acquiror have contributed substantially and materially to the preparation of this Agreement.  The headings of various Sections in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof.

22.5.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

22.6.

Partial Invalidity.  The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

22.7.

Expenses.  Except and to the extent as otherwise expressly provided to the contrary herein, Acquiror or Subsidiary, as applicable, and Contributor shall each bear its own respective costs and expenses relating to the transactions contemplated hereby, including, without limitation, fees and expenses of legal counsel or other representatives for the services used, hired or connected with the proposed transactions mentioned above.

22.8.

Control of Defense Counsel.  Each indemnified party shall give reasonably prompt notice to each indemnifying party of any action or proceeding commenced against the indemnified party in respect of which indemnity may be sought hereunder, but failure so to notify an indemnifying party (i) shall not relieve it from any liability which it may have under any indemnity provided herein unless and to the extent it did not otherwise learn of such action and the lack of notice by the indemnified party results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) shall not, in any event, relieve the indemnifying party from any other obligations to any indemnified party hereunder.  If the indemnifying party so elects within a reasonable time after receipt of such notice, the indemnifying party may assume the defense of such action or proceeding at such indemnifying party’s own expense with counsel chosen by the indemnifying party; provided, however, that, if such indemnified party or parties reasonably determine that a conflict of interest exists where it is advisable for such indemnified party or parties to be represented by separate counsel or that, upon advice of counsel, there may be legal defenses available to them which are different from or in addition to those available to the indemnifying party, then the indemnifying party shall not be entitled to one separate counsel at the indemnifying party’s expense.  If an indemnifying party is not so entitled to assume the defense of such action or does not assume such defense, after having received the notice referred to in the first sentence of this Section 22.8, the indemnifying party or parties will pay the reasonable fees and expenses of counsel for the indemnified party or parties.  In such event however, no indemnifying party will be liable for any settlement effected without the written consent of such indemnifying party.  If an indemnifying party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this Section, such indemnifying party shall not be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action or proceeding.

22.9.

Waiver of Conditions Precedent. Acquiror and Contributor shall each have the right, in its sole and absolute discretion, to waive any Condition Precedent for its benefit contained in this Agreement.

22.10.

Certain Securities Matters.  No sale of Units is intended by the parties by virtue of their execution of this Agreement.  Any sale of Units referred to in this Agreement will occur, if at all, upon the Closing.

22.11.

Counterparts.  This Agreement may be executed by electronic or facsimile signature and in any number of identical counterparts, any of which may contain the signatures of less than all parties, and all of which together shall constitute a single agreement.

22.12.

Calculation of Time Periods.  Notwithstanding anything to the contrary contained in this Agreement, any period of time provided for in this Agreement that is intended to expire on or prior to the Closing Date, but that would extend beyond the Closing Date if permitted to run its full term, shall be deemed to expire upon Closing.

[The remainder of this page intentionally left blank – signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Contribution Agreement on the date first above written.

CONTRIBUTOR:

BREN ROAD, L.L.C.

By:	/s/ Gerald L. Trooien
Name: Gerald L. Trooien
Its: Chief Manager

ACQUIROR:

TALON OP, L.P.,
a Minnesota limited partnership

	By:	Talon Real Estate Holding Corp.,
its general partner

	By:	/s/ Matthew G. Kaminski
Matthew G. Kaminski
Chief Executive Officer

[EXHIBITS OMITTED]